FOR IMMEDIATE RELEASE
February 16, 2016

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2015 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2015. In the fourth quarter of 2015, the FHLBNY earned $168.4 million in net income, an increase of $91.4 million, or 118.7 percent, from net income of $77.0 million for the fourth quarter of 2014. The increase in income in the fourth quarter of 2015 was due mainly to significant member prepayment activity during the quarter. Return on average equity (“ROE”) for the fourth quarter of 2015 was 10.67 percent, compared to ROE of 4.70 percent for the fourth quarter of 2014. The FHLBNY’s net income for 2015 was $414.8 million, an increase of $99.9 million, or 31.7 percent, from net income of $314.9 million for 2014. The FHLBNY’s ROE for 2015 was 6.61 percent, compared to ROE of 4.88 percent for 2014.

“Throughout 2015, our team focused on increasing the value of membership in the Federal Home Loan Bank of New York,” said José R. González, president and CEO of the FHLBNY. “During the year, we made enhancements to our advances offerings, developed a new three-year strategic plan, and created more innovative products and services to help our members navigate the changing economic environment. We also worked with policymakers on the Federal Housing Finance Agency’s proposed membership regulation, ensuring that the final rule protects both the reliability of Federal Home Loan Bank membership and the System’s regional framework. This focus on member value resulted in our cooperative’s consistently strong performance through the first three quarters of 2015. However, as the regulatory and competitive environment changed throughout 2015, we began to see members restructuring their balance sheets, thereby creating more prepayment activity in advances, which is reflected in the significant increase in net income during the fourth quarter. In 2015, we also made enhancements to our advance prepayment methodology through our new Rebate Program. The program provides members the option of selecting a cash rebate on a portion of the prepayment fees when new eligible advances are rebooked within 30 days. The Rebate Program represents an additional way in which we strengthened our cooperative and increased the value of membership during the year.”

As of December 31, 2015, total assets were $123.2 billion, a decrease of $9.6 billion, or 7.2 percent, from total assets of $132.8 billion as of December 31, 2014. The decrease in total assets was primarily the result of a decrease in advances during the period. As of December 31, 2015, advances were $93.9 billion, a decrease of $4.9 billion, or 5.0 percent, from $98.8 billion as of December 31, 2014.

As of December 31, 2015, total capital was $6.7 billion, an increase of $200 million from total capital of $6.5 billion at December 31, 2014. The FHLBNY’s retained earnings increased during 2015 by $187.4 million to $1.3 billion as of December 31, 2015, of which approximately $1 billion is unrestricted retained earnings and approximately $300 million is restricted retained earnings. At December 31, 2015, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $46.2 million from its 2015 earnings for its Affordable Housing Program, an increase of $11.1 million, or 31.6 percent, from the Affordable Housing Program allocation in 2014.

The FHLBNY will publish its 2015 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 21, 2016.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. The FHLB of New York currently serves 329 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.